Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of May 7, 2013 (the “Effective Date”), by and between VALASSIS COMMUNICATIONS, INC., a Delaware corporation, whose principal place of business is located at 19975 Victor Parkway, Livonia, Michigan, 48152 (the “Corporation”), and SUZANNE BROWN (the “Executive”).
WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of September 6, 2001, as amended on January 13, 2004, March 29, 2005, January 26, 2006, December 20, 2006, January 1, 2007, April 2, 2008, December 14, 2008, December 31 2009, June 27, 2010, October 1, 2011 and February 28, 2013 (the “Prior Employment Agreement”); and
WHEREAS, the Corporation and the Executive wish to consolidate the Executive's Prior Employment Agreement by amending and restating it herein.
IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1.	Employment and Term.

(a)
The Corporation agrees to employ the Executive, and the Executive agrees to remain in the employ of the Corporation, in accordance with the terms and provisions of this Agreement for the period set forth below (the “Employment Period”).

(b)	The Employment Period shall commence as of September 6, 2001 and shall continue until the close of business on June 30, 2015.

2.	Duties and Powers of Executive.

(a)	Position. During the Employment Period, the Executive shall serve as Executive Vice President, Sales and Marketing. This title is subject to change during the Employment Period.

(b)
Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially her full business time and attention during normal business hours to the business and affairs of the Corporation and to the discharge of her duties hereunder. The Executive shall perform her duties hereunder subject to the customary oversight by the Chief Executive Officer and the Board of Directors of the Corporation (the “Board”).

3.	Compensation.
The Executive shall receive the following compensation for her services hereunder to the Corporation:

(a)
Salary. The Executive's Annual Base Salary (“Annual Base Salary”), payable on a biweekly basis, shall be at the annual rate of not less than $319,300. The Board may from time to time direct such upward adjustments in Annual Base Salary and other compensation and benefits as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary and/or other compensation and benefits shall not serve to limit or reduce any other obligation of the Corporation under this Agreement.

(b)
Commencing on January 1, 2013, with respect to each six month period ending on June 30 and December 31 thereafter during the Employment Period, the Executive shall be paid by the Corporation a cash bonus on the following basis: (i) 50% in accordance with the performance targets (the “Targets”) set by the Board and/or the Compensation/Stock Option Committee (the “Committee”), and (ii) 50% in accordance with performance targets set by the President & Chief Executive Officer of the Corporation. Such targets may be semi-annual, annual or a combination of both. The target annual cash bonus will be 100% of the Annual Base Salary (the “Target Award”). The actual amount of the award shall range from zero to 130% of the Target Award based upon achievement of specified performance objectives as set by the Board, the Committee and/or the President & Chief Executive Officer, as applicable. Each such bonus shall be paid promptly after the end of the applicable performance period.

(c)
Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Executive is employed by the Corporation, she shall be eligible to participate in all savings, retirement and welfare plans, practices, policies and programs including, without limitation, Valassis Employees' Profit Sharing Plan, its 401(k) Retirement Savings Plan, its Flex Plan, its death benefit plans, its disability benefit plans, and its medical, dental and health and welfare plans (the “Plans”) applicable generally to employees and/or other executives of the Corporation.

(d)
Expenses. The Corporation agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by her in the performance of her duties hereunder in accordance with policies established from time to time by the Board, and the Executive shall account to the Corporation for such expenses. Any such reimbursements shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.

(e)
Fringe Benefits. During the Employment Period, the Corporation shall furnish an automobile to the Executive and pay all of the related expenses for gasoline, insurance, maintenance and repairs, in accordance with the policies of the Corporation in effect from time to time. Any amounts paid by the Corporation hereunder shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.

(f)
Vacation and Other Absences. During the Employment Period and so long as the Executive is employed by the Corporation, she shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Corporation in effect from time to time.

(g)	Financial Planning. During the Employment Period, the Corporation shall furnish to the Executive financial planning, tax and estate preparation services.

4.	Termination of Employment.

(a)
Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Corporation determines in good faith that Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive's duties with the Corporation for a period of at least 180 days during any 12-month period as a result of incapacity due to mental or physical illness.

(b)
By the Corporation for Cause. The Corporation may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) the conviction of the Executive for the commission of a felony; (ii) action by the Executive involving willful malfeasance or gross negligence or failure to act by the Executive involving material nonfeasance, which, at the time of such willful malfeasance or gross negligence or material nonfeasance, has a material adverse effect on the Corporation; or (iii) the failure by the Executive to follow directives of the Chief Executive Officer of the Corporation or the failure to meet reasonable performance standards established by the Chief Executive Officer of the Corporation.

(c)
Notice of Termination. Any termination by the Corporation for Cause shall be communicated by Notice of Termination to the Executive in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined in Section 4(d)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Corporation hereunder or preclude the Corporation from asserting such fact or circumstance in enforcing the Corporation's rights hereunder.

(d)
Date of Termination. “Date of Termination” means (i) if the Executive's employment is terminated by the Corporation for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive's employment is terminated by the Corporation other than for Cause or other than by reason of death or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination; and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.	Obligations of the Corporation Upon Termination.

(a)
Termination Other Than for Cause. During the Employment Period, if the Corporation shall terminate the Executive's employment (other than in the case of a termination for Cause) or the Executive's employment shall terminate by reason of death or Disability (termination in any such case referred to as “Termination”):

(i)
the Corporation shall pay to the Executive in a lump sum in cash the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid. To the extent not theretofore paid, the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations.” The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

(ii)
in the event of Termination other than by reason of the Executive's death or Disability or other than for Cause, then beginning on the biweekly payment date next following the Termination and on each biweekly payment date thereafter until the end of the Employment Period (the period from such Date of Termination until the end of the Employment Period herein called the “Severance Period”), the Corporation shall pay to the Executive an amount equal to the biweekly installment of the Executive's Annual Base Salary in effect as of such Date of Termination; and

(iii)
in the event of Termination other than by reason of the Executive's death or Disability, the Corporation shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the Executive's then current maximum annual bonus opportunity; and

(iv)
in the event of Termination other than by reason of the Executive's death or Disability or other than for Cause, then, during the Severance Period, the Corporation shall continue medical and welfare benefits on a monthly basis to the Executive and/or the Executive's family at least equal to those which would have been provided if the Executive's employment had not been terminated, such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the “M&W Plans”) of the Corporation as in effect and applicable generally to other executives of the Corporation and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Corporation (but on a prospective basis only unless, and then only to the extent, such more favorable M&W Plans are by their terms retroactive); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be reduced as provided in Section 6 of this Agreement. For purposes of determining eligibility of the Executive for benefits under the M&W Plans, the Executive shall be considered to have remained employed until the end of the Severance Period. The parties intend that continued coverage under the M&W Plans shall not constitute a 'deferral of compensation' under Treas. Reg. Section 1.409A- 1 (b) during the period the Executive would be entitled to continuation coverage under Section 4980B (COBRA) (typically 18 months) or during any period in which such continued coverage qualifies as a 'limited payment' of an 'in kind' benefit under Treas. Reg. Section 1.409A-l(b)(9)(v)(C) and (D). Any portion of the continued coverage under the M&W Plans that is subject to Section 409A of the Code is intended to qualify as a 'reimbursement or in-kind benefit plan' under Treas. Reg. Section 1.409A-3(i)(1)(iv). If the Corporation reimburses the Executive for the amount of any benefit under this subsection (iv), such reimbursement shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred. In no event shall the amount that the Corporation pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(v)
Notwithstanding the payment schedules contained elsewhere in this Section 5, to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a 'specified employee' (as defined below) at the time of her termination of employment, the payments under Section 5(a)(ii) shall not be made before the date which is six (6) months and one (1) day after the date of the Executive's termination of employment (or, if earlier, the date of her death). For purposes of the preceding sentence, a 'specified employee' shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code. As provided by Section 409A of the Code and the regulations thereunder, however, no delay shall apply to payments under Section 5(a)(ii) of the Agreement to the extent the aggregate amount of such payments does not exceed the lesser of: two (2) times the Executive's annualized compensation based upon her annual rate of pay for services provided to the Corporation for the calendar year preceding the Corporation's taxable year in which the Executive has a 'separation from service' (as such term is used in Section 409A of the Code) or two (2) times the limit on compensation set forth in Section 401(a)(l7) of the Code for the year in which the Executive has a separation from service (the 'Designated Compensation Amount'). Any (1) amounts otherwise payable under the terms of Section 5(a)(ii) during the six (6) month period beginning on the date of the Executive's termination of employment that are in excess of the Designated Compensation Amount and (2) other payments under this Section 5 that are delayed as provided for in this Section 5(c) will be paid in full within thirty (30) days after the end of such six (6) month period, with the remaining payments made on the schedule provided in the applicable subsection of this Section 5.

(b)
Termination by the Corporation for Cause. If the Executive's employment shall be terminated for Cause during the Employment Period, the Corporation shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (if any), in each case to the extent theretofore unpaid.

(c)	The provisions of this Section 5 are subject to the provisions of Section 6 of this Agreement.

6.	Full Settlement; Mitigation.
The Executive shall make reasonable efforts to mitigate damages by seeking other comparable employment. To the extent that the Executive shall receive compensation or benefits from such other employment, the payments to be made and the benefits to be provided by the Corporation as provided in this Agreement shall be correspondingly reduced. If the Executive shall fail to make reasonable efforts to mitigate damages by seeking other comparable employment, the Corporation's obligations under this Agreement shall cease until such time as the Executive commences to make such efforts. If the Executive finally prevails with respect to any dispute among the Corporation, the Executive or others as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the Corporation agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute; provided, however, that if the Executive is not entitled to recover such legal fees and expenses pursuant to the foregoing provisions of this Section 6, the Executive shall not be entitled to recover any such legal fees or expenses, and she hereby waives any rights to such recovery, under any provision of the By-laws (now or hereafter in effect) of the Corporation which provide for indemnification of or payment to the Executive of legal fees and expenses. Any amounts paid by the Corporation under this paragraph shall be made within thirty (30) days after the proper delivery by the Executive of such evidence of legal fees and expenses that the Corporation may require, but in no event will the reimbursement payment be made later than the end of the calendar year following the calendar year in which the expense is incurred.

7.	Confidential Information and Competitive Conduct.

(a)
Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential information, knowledge or data relating to the Corporation and/or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not have been or now or hereafter have become public knowledge (other than by acts (direct or indirect) by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and for a period of five years thereafter (or five years after the Date of Termination in the event of the termination of this Agreement prior to the end of the Employment Period), the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by them.

(b)
Covenant Not to Compete or Solicit. During the Employment Period, the Executive shall not offer or sell any products or services that compete for sales promotion dollars in any market with the businesses of the Corporation, nor shall she render services to any firm, person or corporation so competing with the Corporation, nor shall she have any interest, direct or indirect, in any business that is so competing with the businesses of the Corporation; provided, however, that ownership of five percent or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this covenant. The Corporation, at its sole option and in its sole discretion, may choose to subject the Executive to additional non-competition and non-solicitation provisions for up to two additional years (which may be exercised in separate one year periods) after the end of the Employment Period (or up to two additional years after the Date of Termination in the event of the termination of this Agreement prior to the end of the Employment Period) so long as the Corporation shall pay to the Executive with respect to each such additional year as to which it has exercised its option an amount equal to the Executive's then Annual Base Salary in biweekly installments during such year. The first year of such extension shall be exercised (if at all) at the option of the Corporation upon written notice to the Executive not later than 60 days prior to the end of the Employment Period (or within ten business days after the Date of Termination in the event of the termination of this Agreement prior to the end of the Employment Period). The second year of such extension shall be exercised (if at all) at the option of the Corporation upon written notice to the Executive not later than 60 days prior to the end of the exercised first year of such extension. So long as the Executive is employed hereunder, and for any additional period of time described in the preceding sentences of this Section 7(b), the Executive shall not, directly or indirectly, (i) solicit any employee of the Corporation or of any of its affiliated companies with a view to inducing or encouraging such employee to leave the employ of the Corporation or any of its affiliated companies for the purpose of being hired by the Executive, any employer affiliated with the Executive or any other organization, or (ii) solicit, take away, attempt to take away, or otherwise interfere with the Corporation's or its affiliated companies business relationship with any of its respective customers.

(c)
In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Corporation shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

8.	Successors.

(a)
This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any such assignment or attempted assignment other than as expressly permitted hereunder shall be null and void. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

(b)	This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

9.	Miscellaneous.

(a)
The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Suzanne C. Brown
c/o Valassis Communications, Inc.
19975 Victor Parkway
Livonia, MI 41852

If to the Corporation:
Valassis Communications, Inc.
19975 Victor Parkway
Livonia, MI 48152
Attention: Todd L. Wiseley, Esq.

(c)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)	The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)
This instrument contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof and subject to any Non-Qualified Stock Option Agreement(s) previously entered into between the Executive and the Corporation, all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

(f)
The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a 'separation from service' from the Corporation within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-l(h)(1)).

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board, the Corporation have caused this Amended and Restated Employment Agreement to be executed as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

By: /s/ Todd L. Wiseley
Name: Todd L. Wiseley
Title: General Counsel, Executive Vice President, Administration and Secretary

/s/ Suzanne Brown
Suzanne Brown